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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88755




                          SUPPLEMENT TO THE PROSPECTUS
                                       OF
                       ECHOSTAR COMMUNICATIONS CORPORATION

         The following information supplements the Prospectus dated November 26, 1999 of EchoStar Communications Corporation (the "Company") relating to the sale by certain selling stockholders of class A common stock of the Company. Terms used in this Supplement, which are defined in the Prospectus and not in this Supplement, have their respective meanings set forth in the Prospectus. This Supplement should be read in conjunction with the Prospectus.

         The Company has announced that it intends to issue $750 million aggregate principal amount of its convertible subordinated notes due 2007 relying on an exemption from the registration requirements of the Securities Act. The Company has granted the initial purchasers an option to purchase an additional $250 million aggregate principal amount of convertible notes to cover over-allotments.

                The date of this Supplement is December 2, 1999.